NY Residential REIT, LLC 1-A POS

Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated January 3, 2017 relating to the balance sheets of NY Residential REIT LLC as of December 31, 2016, and the related statements of operations, changes in members’ equity (deficiency), and cash flows for period from December 12, 2016 (inception) through December 31, 2016, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

August 9, 2017

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com